UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 7)*



CORNELL COMPANIES, INC.
-----------------------------------------------------------------
(Name of Issuer)


COMMON STOCK; $0.001 Par Value
-----------------------------------------------------------------
(Title of Class of Securities)


219141108
-----------------------------------------------------------------
(CUSIP Number)


December 31, 2009
-----------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	|X| Rule 13d-1(b)
	| | Rule 13d-1(c)
	| | Rule 13d-1(d)





Page 2 of 5

CUSIP Number: 219141108

1) NAME OF REPORTING PERSON
   Mr. ALBERT FRIED Jr.

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) | |
	(b) |X|

3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION

United States of America


5) SOLE VOTING POWER
        1,029,685

6) SHARED VOTING POWER
         NONE

7) SOLE DISPOSITIVE POWER
         1,029,685

8) SHARED DISPOSITIVE POWER
         NONE

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,029,685

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           6.90%

12) TYPE OF REPORTING PERSON
            IN

     Mr. Albert Fried Jr.






Page 3 of 5
CUSIP Number: 219141108

ITEM 1(a)	NAME OF ISSUER:

		CORNELL COMPANIES, INC.

ITEM 1(b) 	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        1700 West Loop South Suite 1500
		Houston, Texas 77027

ITEM 2(a) 	NAME OF PERSON FILING:

           Mr. Albert Fried Jr.

ITEM 2(b) 	ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              60 Broad Street; 39th Floor
		     New York, NY 10004

ITEM 2(c) CITIZENSHIP:
     United States of America

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

COMMON STOCK, $0.001 Par Value

ITEM 2(e)CUSIP NUMBER:

219141108

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  []  Broker or dealer registered under Section 15 of
                  the Exchange Act.
         (b)  []  Bank as defined in Section 3(a)(6)of the
                   Exchange Act.
         (c)  []  Insurance company as defined in Section 3(a)(19)
                  of the Exchange Act.
         (d)  []  Investment company registered under Section 8 of
                  the Investment Company Act.
         (e)  []  An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).
         (f)  []  An employee benefit plan or endowment fund in
                  accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  []  A parent holding company or control person in
                  accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  []  A savings association as defined in Section 3(b)
                  of the Federal Deposit Insurance Act.
         (i)  []  A church  plan  that  is   excluded   from  the
                  definition of  an  investment  company  under  Section
                  3(c)(14) of the Investment Company Act.
         (j)  [] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c),check this box.  [  ]


Page 4 of 5
CUSIP Number: 219141108


ITEM 4:	OWNERSHIP
..
	4(a) AMOUNT BENEFICALLY OWNED 1,029,685 Shares
	4(b) 	PERCENT OF CLASS:	6.90


ITEM 5 OWNERSHIP OF LESS THAN FIVE PERCENT OF A CLASS:

	  NOT APPLICABLE

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

	NOT APPLICABLE

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

	NOT APPLICABLE


ITEM 9 NOTICE OF DISSOLUTION OF GROUP:

	NOT APPLICABLE






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ITEM 10  CERTIFICATION:

Certification filed pursuant to Section 13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	February 4, 2010

 By    /s/ Albert Fried, Jr.
	----------------------
Name: Mr. Albert Fried, Jr.